Filed Pursuant to Rule 424(b)(5)
Registration No. 333-192393

PROSPECTUS SUPPLEMENT
(to Prospectus dated December 3, 2013)

347,827 Depositary Shares

Global Geophysical Services, Inc.
Each Representing a 1/1000th Interest in a Share of
11.5% Series A Cumulative Preferred Stock

We are offering 347,827 depositary shares (the “Depositary Shares”) each representing a 1/1000th interest in a share of our 11.5% Series A Cumulative Preferred Stock, with a liquidation preference of $25,000.00 per preferred share ($25.00 per Depositary Share) (the “Series A Preferred Stock”), deposited with Computershare Trust Company, N.A., as depositary. The Depositary Shares will be evidenced by depositary receipts. As a holder of a Depositary Share, you will be entitled to all proportional rights and preferences of a share of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Holders of the Series A Preferred Stock will be entitled to cumulative dividends (whether or not declared) from, and including, the date of original issuance at the rate of 11.5% per year of the $25,000.00 liquidation preference per preferred share (equivalent to an annual rate of $2,875.00 per preferred share or an annual rate of $2.875 per Depositary Share). Dividends on the Series A Preferred Stock will be payable monthly in arrears on the last day of each calendar month (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) when, as and if declared by our board of directors, beginning on December 31, 2013. Holders of Series A Preferred Stock will only be entitled to dividend payments for each monthly dividend period pursuant to which they are the holder of record as of the applicable record date (which is expected to be on or about the fifteenth of each monthly dividend period). The dividend rate will increase in certain circumstances as described in this prospectus supplement.

We may not redeem the Series A Preferred Stock before December 13, 2018, except in the limited circumstances described in this prospectus supplement.

The Series A Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our common stock in connection with a Change of Control. Holders of the Series A Preferred Stock generally will have no voting rights, but will have limited voting rights under certain circumstances described in this prospectus supplement.

No market currently exists for the Series A Preferred Stock or the Depositary Shares. We intend to file an application to list the Depositary Shares on the NYSE under the symbol “GGS.Pr.A”. If the application is approved, trading of the Depositary Shares on the NYSE is expected to commence within 30 days after the date of initial issuance of the Depositary Shares.

The aggregate market value of our outstanding common stock held by non-affiliates is approximately $56.7 million, based on approximately 38.1 million shares outstanding, approximately 15.6 million shares held by affiliates, and using a price of $2.52 per share, which was the average bid and asked price of our common stock as quoted on the NYSE on October 16, 2013. Pursuant to General Instruction I.B.6 of Form S-3, in no event during the period of twelve calendar months immediately prior to, and including, the date of any sales under this prospectus supplement, will we sell our common stock in a public primary offering with a value exceeding more than one-third of the aggregate market value of the common stock held by non-affiliates so long as our public float remains below $75 million. We have offered and sold no securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus supplement.

Investing in the Depositary Shares and the Series A Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about factors you should consider before investing in the Depositary Shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Price to public	$23.00	$8,000,021
Underwriting discount (1)	$1.61	$560,001
Proceeds, before expenses, to us	$21.39	$7,440,020

(1) See the section entitled “Underwriting” in this prospectus supplement for more information.

The underwriters are selling the Depositary Shares offered in this prospectus supplement on a “best efforts” basis and are not required to sell any specific number or dollar amount of the securities offered by this prospectus supplement, but will use their best efforts to sell such securities. The underwriters will receive a commission with respect to such sales. There is no arrangement for funds to be received in escrow, trust or similar arrangement. For additional information regarding our arrangement with the underwriter and underwriting compensation, please see “ Underwriting” beginning on page S-39 of this prospectus supplement.

The underwriters expect to deliver the Depositary Shares in book-entry form only, through the facilities of The Depository Trust Company (“DTC”) against payment in New York, New York on or about December 13, 2013.

Joint Book-Running Managers

MLV & Co.	National Securities Corporation

The date of this prospectus supplement is December 6, 2013

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
WHERE YOU CAN FIND MORE INFORMATION	S-1
INCORPORATION BY REFERENCE	S-1
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	S-2
PROSPECTUS SUPPLEMENT SUMMARY	S-4
THE COMPANY	S-4
THE OFFERING	S-5
RISK FACTORS	S-11
USE OF PROCEEDS	S-17
CAPITALIZATION	S-18
DESCRIPTION OF THE SERIES A PREFERRED STOCK	S-19
DESCRIPTION OF THE DEPOSITARY SHARES	S-29
BOOK-ENTRY, DELIVERY AND FORM	S-31
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS	S-33
UNDERWRITING	S-39
LEGAL MATTERS	S-40
EXPERTS	S-40

Prospectus

ABOUT THIS PROSPECTUS	1
OUR COMPANY	2
RISK FACTORS	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	4
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS	4
DESCRIPTION OF CAPITAL STOCK	5
DESCRIPTION OF DEPOSITARY SHARES	9
DESCRIPTION OF WARRANTS	11
PLAN OF DISTRIBUTION	12
WHERE YOU CAN FIND MORE INFORMATION	15
INFORMATION INCORPORATED BY REFERENCE	15
LEGAL MATTERS	16
EXPERTS	16

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

     We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

     You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement on the one hand, and the information contained in the accompanying prospectus and any other document incorporated by reference, on the other hand, in making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, covering the securities offered by this prospectus supplement. This prospectus supplement does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus supplement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus supplement, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the SEC, modifies and replaces this information.

We incorporate by reference the following documents that we have filed with the SEC other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules and that is not incorporated in this prospectus supplement and the accompanying prospectus:

  Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 5, 2013;

  Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 19, 2013;

  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2013, as filed with the SEC on May 3, 2013; for the quarterly period ended June 30, 2013, as filed with the SEC on August 13, 2013; and for the quarterly period ended September 30, 2013, as filed with the SEC on November 12, 2013;

  Current Reports on Form 8-K filed by us with the SEC on January 25, 2013, January 31, 2013, February 6, 2013, February 15, 2013, February 25, 2013, April 22, 2013, April 25, 2013, May 20, 2013, May 31, 2013, June 20, 2013, July 22, 2013, August 8, 2013, September 4, 2013, October 2, 2013, October 31, 2013 and November 13, 2013 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

  The description of our common stock included in the Form 8-A filed with the SEC on April 21, 2010, and any amendment or report filed with the SEC for the purpose of updating such description.

     In addition, all documents filed by us with the SEC (excluding any information furnished but not filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of such registration statement, until all offerings under this prospectus supplement are terminated, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents.

     You may get copies of this prospectus supplement, the accompanying prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by contacting us at the address and phone number indicated below or by contacting the SEC as described above in “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, by requesting them in writing, by telephone or via the internet at:

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489
(713) 808-7321
Attn: Investor Relations
ir@globalgeophysical.com
Internet Website: www.globalgeophysical.com

     The contents of our website are not, however, a part of this prospectus supplement or the accompanying prospectus.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, our filings with the SEC and our public releases contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “should,” “anticipate,” “project,” “intend,” “estimate,” “expect,” “believe,” “predict,” “budget,” “projection,” “objective,” “goal,” “plan,” “forecast,” “target” or similar expressions intended to identify forward-looking statements.

     All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and involve risks and uncertainties. Important factors could cause actual results to differ materially from our expectations, including such things as:

  market developments affecting, and other changes in, the demand for seismic data and related services;

  the political and economic climate in the foreign or domestic jurisdictions in which we conduct business;

  the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

  a decline in capital expenditures by oil and gas exploration and production companies;

  our future capital requirements and availability of financing on satisfactory terms;

  governmental regulation;

  the timing and extent of changes in the price of oil and gas;

  our ability to convert backlog into revenues;

  the effects of weather or other delays on our operations;

  technological obsolescence of our seismic data library or seismic data acquisition equipment;

  availability or increases in the price of seismic equipment;

  availability of crew personnel and technical personnel;

  competition;

  cost and other effects of legal proceedings, settlements, investigations and claims, including liabilities which may not be covered by indemnity or insurance; and

  the risk factors discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and those discussed in the documents we have incorporated by reference.

     Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if realized, that they will have the expected consequences to or effects on us, our business, operations or prospects. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering, information about our business and financial data. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety before making an investment decision. In this prospectus supplement, the terms “Global Geophysical Services,” “Global,” “we,” “us,” “our” and similar terms mean Global Geophysical Services, Inc. and its subsidiaries.

THE COMPANY

     We provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir GradeSM (“RG3D”) seismic solutions. Our seismic data solutions consist primarily of seismic data acquisition, microseismic monitoring, processing and interpretation services. Through these services, we deliver data that enables the creation of high resolution images of the earth’s subsurface and reveals complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients. In addition, we own and market, directly or through third parties, a seismic data library and license this data to clients on a non-exclusive basis.

     Our seismic solutions are used by many of the world’s largest and most technically advanced oil and gas exploration and production companies, including national oil companies, major integrated oil companies, and large independent oil and gas companies. We provide land seismic data acquisition services on a worldwide basis, including some of its most challenging environments such as marshes, forests, jungles, arctic climates, mountains and deserts. We also have significant operational experience in most of the major U.S. shale plays, including Eagle Ford, Bakken, Haynesville, Utica, Fayetteville and Woodford, where we believe our high resolution RG3D seismic solutions are particularly well-suited. As of December 31, 2012, we owned approximately 138,000 recording channels which were primarily comprised of our new AUTOSEIS® High Definition Recorder systems. Our recording channels and systems are interoperable which provides operational scalability and efficiency. This operational scalability and efficiency enables us to execute on large and technologically complex projects.

     We are a Delaware corporation with our principal executive office located at 13927 South Gessner Road, Missouri City, Texas 77489. Our telephone number at that address is (713) 972-9200. We maintain a website on the Internet at www.globalgeophysical.com. The information on our website is not incorporated by reference into this prospectus supplement and prospectus and does not constitute a part of this prospectus supplement and prospectus.

THE OFFERING

     The summary below describes the principal terms of the Series A Preferred Stock and the Depositary Shares representing our Series A Preferred Stock. This summary is not a complete description of the Series A Preferred Stock or the related certificate of designations (the “certificate of designations”) or the Depositary Shares. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Series A Preferred Stock” and “Description of the Depositary Shares” for a more detailed description of the terms and conditions of the Series A Preferred Stock and the Depositary Shares representing our Series A Preferred Stock.

     In this portion of the summary, the terms the “Company,” “we, ““us” and “our” refer only to Global Geophysical Services, Inc. and not to its subsidiaries.

Issuer	Global Geophysical Services, Inc.

Securities Offered

347,827 depositary shares, each representing a 1/1000th interest in a share of our 11.5% Series A Cumulative Preferred Stock. Each Depositary Share will be entitled to, through the depositary, in proportion to the applicable fraction of a share of the Series A Preferred Stock represented by such Depositary Share, all the rights, preferences and provisions of the Series A Preferred Stock represented thereby (including those related to dividends, voting, redemption, conversion and liquidation).

Liquidation Preference	$25,000.00 per share of the Series A Preferred Stock (equivalent to $25.00 per Depositary Share).

Best Efforts

The underwriters are selling the Depositary Shares offered in this prospectus supplement on a “best efforts” basis and are not required to sell any specific number or dollar amount of the securities offered by this prospectus supplement, but will use their best efforts to sell such securities. However, one of the conditions to our obligation to sell any of the Depositary Shares through the underwriters is that, upon the closing of the offering, the shares would qualify for listing on the NYSE. In order to list, the NYSE requires that at least 100,000 Depositary Shares be outstanding and the shares must be held in the aggregate by at least 100 beneficial holders in the United States holding an aggregate of at least $2,000,000 in the Depositary Shares.

Maturity

The shares of the Series A Preferred Stock do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Stock. Accordingly, the shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or repurchase them.

Dividends

When, as and if declared by our board of directors out of funds legally available, dividends on the Series A Preferred Stock will be payable monthly in arrears on the last day of each calendar month, beginning on December 31, 2013, at a rate per annum equal to 11.5% (equivalent to an annual rate of $2,875.00 per preferred share or an annual rate of $2.875 per Depositary Share). Dividends on the Series A Preferred Stock are cumulative from December 13, 2013. Holders of the Series A Preferred Stock will only be entitled to dividend payments for each monthly dividend period pursuant to which they are the holder of record as of the applicable record date (which is expected to be on or about the fifteenth of each monthly dividend period). Unless dividends have been declared and paid or declared and set apart for payment on the Series A Preferred Stock for the then-current monthly dividend period and all past monthly dividend periods, we may not declare or pay or set apart payment for dividends or distributions upon our common stock or any of our other capital stock ranking junior to or on parity with the Series A Preferred Stock and no shares of our common stock or any other shares of our capital stock ranking junior to or on parity with the Series A Preferred Stock may be redeemed, purchased or otherwise acquired for any consideration, subject to certain exceptions.

Dividends on the Series A Preferred Stock will accrue regardless of whether:

  terms of our agreements prohibit current payment;

  we have earnings;

  there are funds legally available for the payment of such dividends; or

  such dividends are declared by our board of directors.

All payments of dividends made to the holders of Series A Preferred Stock will be credited against the previously accrued dividend on such shares of Series A Preferred Stock. We will credit any dividends paid on the Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

Any dividends paid with respect to the Series A Preferred Stock will be distributed to holders of the Depositary Shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement.

Penalties as a result of our failure to maintain a listing on a National Exchange

Once the Depositary Shares are eligible for listing, if we fail to maintain a listing of the Depositary Shares on the New York Stock Exchange, the NYSE MKT or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each, a “National Exchange”), for 180 consecutive days, then (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate (as defined herein) on the 181st day and (ii) the holders of the Depositary Shares, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors (if not already elected by holders of such other series of parity preferred shares upon which like voting rights have been conferred and are exercisable), in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long the Depositary Shares are not listed on a National Exchange.

Penalties as a result of failure to pay dividends	If, at any time, cash dividends on the outstanding Series A Preferred Stock are accrued but not paid in full for any monthly dividend period within a quarterly period for a total of six consecutive or non-consecutive quarterly periods, then, until we have paid all accumulated and unpaid dividends on the shares of the Series A Preferred Stock in full and have paid accrued dividends for all dividend periods during the two most recently completed quarterly periods in full in cash, (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the first day after the sixth quarterly period in which a monthly payment is missed and (ii) the holders of the Depositary Shares, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors (if not already elected by holders of such other series of parity preferred shares upon which like voting rights have been conferred and are exercisable), in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of the Series A Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend within a quarterly period during any future quarterly period. Such subsequent failure shall constitute a separate dividend default, and the preceding default provisions shall immediately apply until such dividend default is cured.

Amount Payable in Liquidation

If we liquidate, dissolve or wind up, holders of the Depositary Shares will be entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities and subject to the preferential rights of the holders of any series of preferred stock ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding-up (the establishment of which series of preferred stock shall be subject to the provisions under “Description of the Series A Preferred Stock—Voting Rights”)) a liquidation preference of $25,000.00 per preferred share ($25.00 per Depositary Share), plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to the holders of our common stock and any other class or series of our capital stock ranking junior to the Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding-up. The rights of the holders of the Depositary Shares to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares.

Optional Redemption

We may redeem the Series A Preferred Stock, in whole or in part, at any time on or after December 13, 2018, at a price of $25,000.00 per preferred share ($25.00 per Depositary Share) plus accumulated and unpaid dividends (whether or not declared), if any, to, but excluding, the redemption date. Holders of the Depositary Shares will have no right to require the redemption of the Series A Preferred Stock.

Change of Control Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 90 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per preferred share ($25.00 per Depositary Share), plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

A “Change of Control” is when, after the initial delivery of the Series A Preferred Stock, each of the following have occurred and are continuing:

  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts (“ADRs”) representing such securities) listed on a National Exchange.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of the Depositary Shares will have the right to direct the depositary to cause to be converted some or all of the Series A Preferred Stock held by the depositary on behalf of such holder on the Change of Control Conversion Date (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series A Preferred Stock, in which case such holder will only have the right with respect to the shares of the Series A Preferred Stock not called for redemption (unless we default in the payment of the redemption price and all accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares subject to such default in payment)) into a number of shares of our common stock per share of the Series A Preferred Stock to be converted equal to the lesser of:

  the quotient obtained by dividing (i) the sum of the $25,000.00 liquidation preference per preferred share ($25.00 per Depositary Share) plus the amount of all accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

  33,333.33 shares of common stock per preferred share (33.33 shares of common stock per Depositary Share) (the “Share Cap”), subject to certain adjustments described in “Description of the Series A Preferred Stock—Conversion Rights”; subject, in each case, to provisions for the receipt of alternative consideration and other conditions as described in this prospectus supplement.

If, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of redemption, whether pursuant to our change of control redemption right or our optional redemption right, holders of the Depositary Shares will not have any right to convert the shares of the Series A Preferred Stock selected for redemption and any Depositary Shares selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date (in each case, unless we default in the payment of the redemption price and all accumulated and unpaid dividends).

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series A Preferred Stock—Conversion Rights.”

Voting Rights	Holders of the Depositary Shares will generally only be entitled to vote on certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of the Series A Preferred Stock. However, if cash dividends on any outstanding Series A Preferred Stock have not been paid in full for any monthly dividend period within a quarterly period for a total of six consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the Depositary Shares on a National Exchange for at least 180 consecutive days, the holders of the Depositary Shares, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors (if not already elected by holders of such other series of parity preferred shares upon which like voting rights have been conferred and are exercisable) in addition to those directors then serving on our board of directors until such time as the Depositary Shares again becomes listed on a National Exchange or the dividend arrearage is eliminated. See “Description of the Series A Preferred Stock—Voting Rights.”

Holders of the Depositary Shares must act through the depositary to exercise any voting rights, as described under “Description of the Depositary Shares—Voting the Series A Preferred Stock.”

Ranking

The Series A Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up (any such issuance would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock); (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock); and (iv) junior to all our existing and future indebtedness.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series A Preferred Stock is outstanding, we will provide certain annual and quarterly reports to holders and prospective holders of the Depositary Shares and the Series A Preferred Stock as set out further in “Description of the Series A Preferred Stock—Information Rights.”

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $7.1 million, after deducting the underwriting commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Listing

We intend to file an application to list the Depositary Shares on the NYSE under the symbol “GGS.Pr.A”. If the application is approved, we expect trading of the Depositary Shares on the NYSE to begin within 30 days after the Depositary Shares are first issued.

Federal Income Tax Considerations

The U.S. federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock, including fractional interests therein in the form of the Depositary Shares, are described under “Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the Depositary Shares and the underlying Series A Preferred Stock in light of their personal investment circumstances.

Book-Entry and Form	The Depositary Shares will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Transfer and Depositary Agent	Computershare Trust Company, N.A.

Risk Factors

Investing in the Depositary Shares and the Series A Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about factors you should consider before investing in the Depositary Shares.

RISK FACTORS

     Before investing in the Depositary Shares and the Series A Preferred Stock represented by the Depositary Shares, you should carefully consider the risks and uncertainties described below, as well as such information set forth elsewhere in this prospectus supplement, the accompanying prospectus and any other information that is incorporated by reference, including the risks described in the reports we file with the SEC, that are incorporated by reference herein, particularly under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Risks Related to this Offering

     You are making an investment decision about the Depositary Shares as well as the Series A Preferred Stock.

     As described in this prospectus supplement, we are issuing fractional interests in shares of the Series A Preferred Stock in the form of the Depositary Shares. Accordingly, the depositary will rely solely on the dividend payments it receives on the Series A Preferred Stock from us to fund all dividend payments on the Depositary Shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding the Depositary Shares and the Series A Preferred Stock before making an investment decision.

The Series A Preferred Stock will rank junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to the Series A Preferred Stock.

     The Series A Preferred Stock will rank junior to all of our indebtedness and other liabilities and the prior claims of holders of any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. In the event of our liquidation, dissolution or winding-up, our assets will be available to make payments on the Series A Preferred Stock only after all of our indebtedness and other liabilities and the prior claims of holders of any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock have been paid. In addition, the Series A Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others as collateral for our indebtedness and the indebtedness of such subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of each subsidiary’s creditors and any such other equity holders. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We and our subsidiaries have incurred and may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock, and the terms of the Series A Preferred Stock will not limit the amount of such debt or other obligations that we may incur, except that we will not be able to authorize, create or issue preferred stock senior to the Series A Preferred Stock without the approval of holders of at least two-thirds of the shares of the Series A Preferred Stock then outstanding.

     As a holder of the Depositary Shares, you have extremely limited voting rights.

     Holders of the Series A Preferred Stock, and therefore holders of the Depositary Shares, have no voting rights with respect to matters that generally require the approval of voting stockholders. Our common stock is currently the only class of our securities that carries full voting rights. Voting rights for holders of the Series A Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights (if issued in the future), two additional directors to our board of directors, subject to limitations described in “Description of the Series A Preferred Stock—Voting Rights,” in the event that either a Dividend Penalty Event (as defined herein) or a Delisting Event (as defined herein) is continuing, and with respect to voting on amendments to our third amended and restated certificate of incorporation and our amended and restated bylaws that materially and adversely affect the rights of the holders of the Series A Preferred Stock or authorize, increase or create additional classes or series of our shares that are senior to the Series A Preferred Stock. Other than the limited circumstances described in this prospectus supplement, holders of the Series A Preferred Stock, and consequently holders of the Depositary Shares, will not have any voting rights unless otherwise required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Depositary Shares are then listed, traded or quoted. See “Description of the Series A Preferred Stock—Voting Rights.”

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the Series A Preferred Stock and therefore holders of the Depositary Shares.

     We are allowed to issue additional shares of the Series A Preferred Stock, including additional Depositary Shares, that would rank equally to the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding-up pursuant to our third amended and restated certificate of incorporation, including the certificate of designations for the Series A Preferred Stock, without any vote of the holders of the Series A Preferred Stock. The issuance of additional shares of the Series A Preferred Stock and any related Depositary Shares or other series of parity shares would have the effect of reducing the amounts available to the holders of the Series A Preferred Stock issued in this offering upon our liquidation, dissolution or winding-up. It also would reduce amounts available to make dividend payments on the Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

     In addition, although holders of the Depositary Shares are entitled to limited voting rights with respect to certain matters, as described in “Description of the Series A Preferred Stock—Voting Rights,” the Series A Preferred Stock will generally vote separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of the Series A Preferred Stock, and consequently holders of the Depositary Shares, may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote. Future issuances and sales of parity shares, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Depositary Shares and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

     We cannot assure you that we will be able to pay dividends regularly.

     Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations, our financial condition and other factors as our board of directors deems relevant from time to time. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on the Series A Preferred Stock, to pay our indebtedness or to fund our other liquidity needs.

     Payment of dividends will also be subject to any prohibitions and restrictions in our debt agreements and any other agreements containing similar prohibitions or restrictions. We are party to agreements which would prohibit or have the effect of prohibiting the declaration, payment or setting apart for payment of dividends following the occurrence and during the continuance of a default or event of default under such agreements. In addition, our financing agreement and the indentures governing our 10.5% senior notes due 2017 restrict our ability to pay dividends in certain circumstances. In the future, we may become party to other agreements which prohibit or restrict the payment of dividends. We will not declare dividends on the Series A Preferred Stock, or pay or set apart for payment dividends on the Series A Preferred Stock, if, absent an appropriate waiver, the terms of any of our agreements, including any agreement relating to our debt, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement.

     In addition, if full dividends have not been paid on the Series A Preferred Stock and all other shares of equal ranking, dividends may be declared and paid on the Series A Preferred Stock and all other shares of equal ranking so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and all other shares of equal ranking will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Series A Preferred Stock and such other shares of equal ranking bear to each other. These restrictions may further limit our ability to declare and pay dividends on the Series A Preferred Stock, and consequently the payment of dividends to the holders of Depositary Shares will be similarly affected.

     Our ability to pay dividends is further limited by the requirements of Delaware law.

     Our ability to pay dividends on the Series A Preferred Stock is further limited by the laws of Delaware. Under the Delaware General Corporation Law (the “DGCL”), a Delaware corporation may only make a distribution out of the corporation’s surplus (as defined in the DGCL), or in the case there is no surplus, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, however, that no dividend may be paid out of net profits unless the corporation’s capital exceeds the aggregate amount represented by the issued and outstanding stock of all classes having a preference in the distribution of assets.

     In addition, based on our consolidated balance sheet as of September 30, 2013, our surplus available for dividends was only approximately $61 million. Our balance sheet surplus will increase by the amount of net proceeds we receive in this offering over the aggregate par value of the Series A Preferred Stock issued. If we continue to incur significant losses, our book value surplus will be reduced further. As a result, we may be required to conduct an appraisal of our assets in an effort to reevaluate the existence of additional surplus available for payment of dividends and other equity distributions.

     Accordingly, we may not make a distribution on the Series A Preferred Stock if we do not generate sufficient surplus and our total assets are less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any shares of our preferred stock then outstanding, if any, with preferences senior to the rights of the Series A Preferred Stock.

     Neither the Depositary Shares nor the Series A Preferred Stock has been rated.

     We have not sought to obtain a rating for the Depositary Shares or the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the trading price of the Depositary Shares or the market value of the Series A Preferred Stock. In addition, we may elect in the future to obtain a rating for either the Depositary Shares or the Series A Preferred Stock, which could adversely affect the trading price of the Depositary Shares or the market value of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the trading price of the Depositary Shares or the market value of the Series A Preferred Stock.

We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series A Preferred Stock, and therefore the Depositary Shares.

     Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of September 30, 2013, our total debt aggregated $337.6 million. We may incur additional indebtedness and become more highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to the Series A Preferred Stock if we incur additional indebtedness. Furthermore, our existing financing agreement restricts, and any debt instruments we enter into in the future may restrict, the authorization, payment or setting apart of dividends on the Series A Preferred Stock. We will not declare dividends on the Series A Preferred Stock, or pay or set apart for payment dividends on the Series A Preferred Stock, if, absent an appropriate waiver, the terms of any of our agreements, including any agreement relating to our debt, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement.

     None of the provisions relating to the Series A Preferred Stock relate to or limit our indebtedness or necessarily afford the holders of the Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series A Preferred Stock and the trading price of the Depositary Shares. Moreover, the conversion rights and voting rights of holders of the Depositary Shares are limited and will not apply in the case of every transaction that may adversely affect the holders of the Series A Preferred Stock or the trading price of the Depositary Shares.

     If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to holders of the Depositary Shares. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Depositary Shares will bear the risk of our future offerings reducing the market price of the Depositary Shares and diluting the value of their holdings in us.

You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control Conversion Rights may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company.

     Upon the occurrence of a Change of Control as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) is listed on a National Exchange, holders of the Depositary Shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock, in which case, holders will have the right only with respect to shares of the Series A Preferred Stock that are not selected for redemption unless we default in payment of the redemption price) to direct the depositary to cause to be converted some or all of the Series A Preferred Stock held by the depositary on behalf of such holders into shares of our common stock (or equivalent value of alternative consideration). Notwithstanding that we generally may not redeem the Series A Preferred Stock prior to December 13, 2018, we have a right to redeem the Series A Preferred Stock in the event of such a Change of Control, and holders of the Depositary Shares will not have the right to convert any Depositary Shares that we have elected to redeem prior to the Change of Control Conversion Date unless we default in payment of the redemption price. See “Description of the Series A Preferred Stock—Conversion Rights,” “Description of the Series A Preferred Stock—Optional Redemption” and “Description of the Series A Preferred Stock— Change of Control Redemption.”

     If we do not elect to redeem the Series A Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided to the holders of the Depositary Shares, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap per Depositary Share multiplied by the number of Depositary Shares converted. If the Common Stock Price is less than $0.75 per share (which is approximately 50% of the per-share closing sale price of our common stock reported on the NYSE on December 5, 2013), subject to adjustment, the holders will receive a maximum of 33.33 shares of our common stock per Depositary Share (33,333.33 per share of the Series A Preferred Stock), which may result in a holder receiving a value that is less than the liquidation preference payable to the holder of the Depositary Shares so converted.

     In addition, the type of Change of Control transaction in which the conversion rights apply, and in which we have the right to redeem the Series A Preferred Stock, is very limited. A Change of Control for these purposes means a transaction that meets both of the following requirements: (1) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (2) following the closing of any transaction referred to in clause (1)

above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on a National Exchange. As a result, holders of the Depositary Shares will not have conversion rights, and we will not have the right to redeem the shares of the Series A Preferred Stock in connection with a Change of Control, in the event of any other type of change of control transaction.

     In addition, the Change of Control conversion feature of the Series A Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring or preventing certain Change of Control transactions of our company under circumstances that otherwise could provide the holders of our common stock and the Depositary Shares with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

The Series A Preferred Stock and the Depositary Shares are each a new issuance and there is no established trading market for either security, which may negatively affect the market value and your ability to transfer or sell the Depositary Shares.

     The Series A Preferred Stock and the Depositary Shares are each a new issue of securities with no established trading market. Because the Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their Depositary Shares in the secondary market. We intend to apply to list the Depositary Shares on the NYSE. However, we cannot assure you that the Depositary Shares will be approved for listing on the NYSE. Even if so approved, trading of the Depositary Shares on the NYSE is not expected to begin until sometime during the period ending 30 days after the date of initial issuance of the Depositary Shares. An active trading market on the NYSE for the Depositary Shares may not develop or last, in which case the trading price of the Depositary Shares could be adversely affected. If an active trading market does develop on the NYSE, the Depositary Shares may trade at prices higher or lower than their initial offering price.

     The liquidity of any market for the Depositary Shares that may develop will depend on a number of factors, including those that may affect our market value (described below) and many other factors that are beyond our control.

The market value of the Series A Preferred Stock and the trading price of the Depositary Shares could be substantially affected by various factors.

     The market value of the Series A Preferred Stock and the trading price of the Depositary Shares will depend on many factors, including:

  prevailing interest rates, increases in which may have an adverse effect on the market value of the Series A Preferred Stock;

  the annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments;

  general economic conditions;

  government action or regulation;

  changes in tax laws or their application;

  the financial condition, performance and prospects of us and our competitors;

  changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry; and

  our issuance of additional preferred, equity or debt securities.

     In addition, over the last several years, prices of equity securities in the U.S. trading markets have been experiencing extreme price fluctuations, and the market price of our common stock has also fluctuated significantly during this period. As a result of these and other factors, investors who purchase the Depositary Shares in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Depositary Shares, including decreases unrelated to our operating performance or prospects. Likewise, in the event that the Series A Preferred Stock becomes convertible and is converted into our common stock, holders of our common stock issued on conversion may experience a similar decrease, which also could be substantial and rapid, in the market price of our common stock.

If our common stock is delisted, your ability to transfer or sell the Depositary Shares may be limited and the market value of the Series A Preferred Stock and the trading price of the Depositary Shares will be materially adversely affected.

     Other than in connection with certain Change of Control transactions, the Series A Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from the NYSE. Since the Series A Preferred Stock has no stated maturity date, you may be forced to hold the Depositary Shares and receive stated dividends on the Series A Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common stock is delisted from the NYSE, it is likely that the Depositary Shares will be delisted from the NYSE as well. Accordingly, if our common stock is delisted, your ability to transfer or sell the Depositary Shares may be limited and the market value of the Series A Preferred Stock and the trading price of the Depositary Shares will likely be materially adversely affected.

We will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and we may not invest the proceeds successfully.

     We intend to use the net proceeds, if any, from this offering for general corporate purposes. Accordingly, we will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

     This offering is being conducted on a “best efforts” basis.

     The underwriters are offering the Depositary Shares on a “best efforts” basis, and the underwriters are under no obligation to purchase any Depositary Shares for their own account. The underwriters are not required to sell any specific number or dollar amount of securities in this offering but will use their best efforts to sell the securities offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

Corporate U.S. holders of the Series A Preferred Stock may be unable to use the dividends-received deduction.

     Distributions paid to corporate U.S. holders (as defined below) of the Depositary Shares will be eligible for the dividends-received deduction only to the extent we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not believe we currently have accumulated earnings and profits. Additionally, we do not expect to have any current earnings and profits in 2013 and we may not have sufficient current earnings and profits during future tax years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If a distribution with respect to the Series A Preferred Stock fails to qualify as a dividend, U.S. corporate holders would be unable to use the dividends-received deduction. See “Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders.”

USE OF PROCEEDS

     We estimate that the net proceeds of this offering will be approximately $7.1 million, after deducting the underwriters’ commissions and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2013:

  on an actual basis; and

  on an as adjusted basis to reflect the offering of the Depositary Shares and the use of proceeds for general corporate purposes.

     You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, which is incorporated by reference in this prospectus supplement.

	September 30, 2013
	Actual	As
		Adjusted
	(in thousands)
	(unaudited)
Cash and cash equivalents	$16,774	$23,874
Total debt (including current portion)	$337,577	$337,577
Stockholders equity:
Preferred Stock, 5.0 million shares authorized
Series A Preferred Stock, $0.01 par value; no shares and 347,827 shares	0	*
issued and outstanding actual and as adjusted, respectively
Common stock, $0.01 par value, 100.0 million shares authorized,	483	483
48.3 million shares issued and 38.1 million shares outstanding at
September 30, 2013
Additional paid-in capital	258,761	265,861
Accumulated deficit	(101,342)	(101,342)
	157,902	165,002
Less: treasury stock, at cost, 10.2 million shares at September 30, 2013	96,530	96,530
Total stockholders’ equity	$61,372	$68,472
Total Capitalization	$398,949	$406,049

* The aggregate par value of the issued and outstanding shares of Series A Preferred Stock as adjusted to reflect the offering described herein is $3.48.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

     The following description of the particular terms of the Series A Preferred Stock supplements the description of the general terms and provisions of preferred stock in the accompanying prospectus. The following description is a summary and it does not describe every aspect of the Series A Preferred Stock. Our third amended and restated certificate of incorporation and the certificate of designations relating to the Series A Preferred Stock, which have been or will be filed as an exhibit to, or incorporated by reference into, the registration statement of which this prospectus supplement is a part and which are incorporated by reference in this prospectus supplement, contain the full legal text of the matters described in this section. This summary is qualified by our third amended and restated certificate of incorporation and the certificate of designations relating to the Series A Preferred Stock. Therefore, you should read carefully the detailed provisions of our restated certificate of incorporation and the certificate of designations. As used in this section, “we”, “us” and “our” mean Global Geophysical Services, Inc., a Delaware corporation, but not any of its subsidiaries. Capitalized terms used but not otherwise defines herein have the meanings assigned to them in such certificate of designations, and those definitions are incorporated herein by reference.

     The Series A Preferred Stock is a single series of authorized preferred stock consisting of 800 shares, of which 347.827 are being initially offered hereby. Our third amended and restated certificate of incorporation permits us to authorize the issuance of up to 5,000,000 shares of preferred stock, in one or more classes or series without stockholder action. We may from time to time, without notice to or the consent of holders of the Depositary Shares, issue equity securities that rank equally with or junior to the Series A Preferred Stock. We may also from time to time, without notice to or consent of holders of the Depositary Shares, issue additional shares of the Series A Preferred Stock. The additional shares of the Series A Preferred Stock would form a single series with the shares of the Series A Preferred Stock offered hereby.

     We are offering 347,827 Depositary Shares, representing 347.827 shares of the Series A Preferred Stock, pursuant to this prospectus supplement and the accompanying prospectus.

     The depositary will be the sole holder of the Series A Preferred Stock, as described under “Description of the Depositary Shares,” and all references in this prospectus supplement to the holders of the Series A Preferred Stock shall mean the depositary. However, the holders of the Depositary Shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series A Preferred Stock, as described under “Description of the Depositary Shares.”

Dividends

     Dividends on the Series A Preferred Stock will be payable when, as and if declared by our board of directors out of funds legally available, at a rate per annum equal to 11.5% of the $25,000.00 liquidation preference per preferred share (equivalent to an annual rate of $2,875.00 per preferred share, or an annual rate of $2.875 per Depositary Share).

     Dividends on the Series A Preferred Stock will be payable monthly in arrears on the last day of each calendar month (each, a “dividend payment date”), beginning December 31, 2013, when, as and if declared by our board of directors. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable in this case. The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period. Holders of the Series A Preferred Stock will only be entitled to dividend payments for each monthly dividend period pursuant to which they are the holder of record as of the applicable record date (which is expected to be on or about the fifteenth of each monthly dividend period).

     Dividends on the Series A Preferred Stock are cumulative from December 13, 2013. The initial dividend on the Series A Preferred Stock for the first dividend period is expected to be $143.75 per preferred share ($0.14375 per Depositary Share) and will be payable, when and if declared, on December 31, 2013.

     The Series A Preferred Stock will rank senior to our common stock with respect to the payment of dividends to the extent provided in the certificate of designations. Unless dividends have been declared and paid or declared and set apart for payment on the Series A Preferred Stock for the then-current monthly dividend period and all past monthly dividend periods:

  no dividends (other than dividends in shares of our common stock or other shares of our capital stock ranking junior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding-up) may be declared or paid or set aside for payment, and no other distribution may be declared or made, upon our common stock or any of our other capital stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding-up; and

  no shares of our common stock or any other shares of our capital stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding-up may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for other shares ranking junior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding-up.

     Our board of directors, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the Series A Preferred Stock without the payment of any dividends on our junior shares (as defined below). No dividends may be declared or paid or set apart for payment on any Series A Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding series of our senior shares (as defined below).

     When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period (as defined below) for the Series A Preferred Stock) in full upon the Series A Preferred Stock or any parity shares, all dividends declared upon the Series A Preferred Stock and all such parity shares payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated unpaid dividends per share on the Series A Preferred Stock and all parity shares payable on such dividend payment date (or in the case of non-cumulative parity shares, unpaid dividends for the then-current dividend period (whether or not declared) and in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other.

     In addition, if full dividends have not been paid on the Series A Preferred Stock and all other parity shares, dividends may be declared and paid on the Series A Preferred Stock and all other parity shares so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and all other parity shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Series A Preferred Stock and such other parity shares bear to each other.

     If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series A Preferred Stock in full for any monthly dividend period within a quarterly period for a total of six consecutive or non-consecutive quarterly periods (such event a “Dividend Penalty Event”), then until we have paid all accrued dividends on the shares of the Series A Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full and have paid accrued dividends for all dividend periods during the two most recent completed quarterly periods in full in cash: (i) the annual dividend rate on the Series A Preferred Stock shall be increased to the rate of 13.5% of the $25,000.00 per share stated liquidation preference per annum (equivalent to an annual rate of $3,375.00 per preferred share, or an annual rate of $3.375 per Depositary Share) (the “Penalty Rate”), commencing on the first day after the dividend payment date on which such dividend default occurs and (ii) the holders of the Series A Preferred Stock will have the voting rights described below, until we have paid all dividends on the shares of the Series A Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. See “—Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter. Such subsequent failure shall constitute a separate dividend default, and the preceding default provisions shall immediately apply until such dividend default is cured.

     Once the Depositary Shares are eligible for listing, if we fail to maintain the listing of the Depositary Shares on a National Exchange for at least 180 consecutive days (such event a “Delisting Event”), then: (i) the annual dividend rate on the Series A Preferred Stock will be increased to the Penalty Rate commencing on the 181st day, in a period of 181 consecutive days, that the Series A Preferred Stock is not listed on a National Exchange and (ii) holders of the Series A Preferred Stock will have the voting rights described below. See “—Voting Rights.” When the Depositary Shares are once again listed on a national exchange, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again have a Delisting Event occur.

     A “dividend period” is the period from and including a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the shares of the Series A Preferred Stock.

Ranking

     The Series A Preferred Stock will rank senior to our common stock and any other equity securities that we may issue in the future ranking, as to the payment of dividends, junior to the Series A Preferred Stock (together with our common stock, “junior shares”) with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding-up.

     The Series A Preferred Stock will rank on parity with any of our equity securities, including preferred stock, that we may issue in the future, the terms of which provide that such securities will rank equally with the Series A Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding-up (“parity shares”).

     The Series A Preferred Stock will rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred stock, that we may issue in the future, the terms of which provide that such securities will rank senior to the Series A Preferred Stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding-up (such equity securities, “senior shares”). We currently have no senior shares outstanding. While any shares of the Series A Preferred Stock are outstanding, we may not authorize or create any class or series of senior shares without the approval of two-thirds of the votes entitled to be cast by the holders of the outstanding Depositary Shares and all other series of voting preferred stock (defined below), acting as a single class. See “—Voting Rights” below for a discussion of the voting rights applicable if we seek to create any class or series of senior shares.

Maturity

     The shares of the Series A Preferred Stock do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or repurchase them or they are converted in connection with a Change of Control.

Optional Redemption

     We may not redeem the Series A Preferred Stock prior to December 13, 2018 except as provided below under “—Change of Control Redemption.” At any time or from time to time on or after December 13, 2018 we may, at our option, redeem the Series A Preferred Stock, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25,000.00 per share of Series A Preferred Stock ($25.00 per Depositary Share) plus accumulated and unpaid dividends (whether or not declared), if any, to, but excluding, the redemption date. If we choose to redeem less than all of the Series A Preferred Stock, we will either determine the Series A Preferred Stock to be redeemed by lot or pro rata. Once proper notice has been given and so long as funds sufficient to pay the redemption price for all of the Series A Preferred Stock called for redemption have been set aside for payment, from and after the redemption date, dividends on the Series A Preferred Stock called for redemption will cease to accrue and such Series A Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the holders of the Depositary Shares representing the Series A Preferred Stock called for redemption will cease other than the right to receive the redemption price, without interest.

     Holders of the Series A Preferred Stock or the Depositary Shares will have no right to require the redemption of the Series A Preferred Stock.

Change of Control Redemption

     Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 90 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per preferred share ($25.00 per Depositary Share), plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

     A “Change of Control” is when, after the initial delivery of the Series A Preferred Stock, each of the following have occurred and are continuing:

  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on a National Exchange.

Conversion Rights

     Upon the occurrence of a Change of Control, each holder of the Depositary Shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series A Preferred Stock as described under “—Optional Redemption,” or “—Change of Control Redemption” in which case such holder will only have the right with respect to the shares of the Series A Preferred Stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares of the Series A Preferred Stock subject to such default in payment)) to direct the depositary to cause to be converted some or all of the Series A Preferred Stock held by the depositary on behalf of such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of the Series A Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

  the quotient obtained by dividing (i) the sum of the $25,000.00 liquidation preference per preferred share ($25.00 per Depositary Share) plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and

  the Share Cap, subject to certain adjustments described below.

     The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

     For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 11,594,233 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

     In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of the Depositary Shares will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

     If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

     We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

     Within 15 days following the occurrence of a Change of Control, we will provide to holders of the Depositary Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

  the events constituting the Change of Control;

  the date of the Change of Control;

  the last date on which the holders of the Depositary Shares may exercise their Change of Control Conversion Right;

  the method and period for calculating the Common Stock Price;

  the Change of Control Conversion Date;

  that if, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem all or any portion of the Series A Preferred Stock, holders of the Depositary Shares designated for redemption will not be able to convert the related Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

  if applicable, the type and amount of the Alterative Conversion Consideration entitled to be received per share of the Series A Preferred Stock;

  the name and address of the paying agent and the conversion agent;

  the procedures that the holders of the Depositary Shares must follow to exercise the Change of Control Conversion Right; and

  the last date on which holders of the Depositary Shares may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

     We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PRNewswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the Depositary Shares.

     To exercise the Change of Control Conversion Right, the holders of the Depositary Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the Depositary Shares relating to the Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent, or, in the case of the Series A Preferred Stock held in global form, comply with the applicable procedures of DTC. The conversion notice must state:

  the relevant Change of Control Conversion Date;

  the number of shares of the Series A Preferred Stock to be converted; and

  that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

     The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the Series A Preferred Stock.

     The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and asked prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

     Holders of the Depositary Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

  the number of withdrawn Depositary Shares related to the Series A Preferred Stock;

  if certificated Depositary Shares have been issued, the certificate numbers of the withdrawn Depositary Shares; and

  the number of the Depositary Shares, if any, which remain subject to the conversion notice.

     Notwithstanding the foregoing, if the Depositary Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

     Shares of the Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series A Preferred Stock. If we elect to redeem the Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Stock will not be so converted and the holders of the Depositary Shares representing such shares will be entitled to receive on the applicable redemption date $25,000.00 per preferred share ($25.00 per Depositary Share), plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

     We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

     In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of the Series A Preferred Stock into shares of our common stock or other property.

     The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking us over.

     Except as provided above in connection with a Change of Control, neither the Series A Preferred Stock nor the Depositary Shares are convertible into or exchangeable for any other securities or property.

Voting Rights

     Except as indicated below, the holders of the Depositary Shares will have no voting rights.

     Upon the occurrence of a Dividend Penalty Event or a Delisting Event, the number of directors then constituting our board of directors will be increased by two and the holders of the Depositary Shares, voting together as a single class with the holders of any other series of parity shares upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred stock”), will have the right to elect these two additional directors (if not already elected by holders of such other series of parity preferred shares upon which like voting rights have been conferred and are exercisable) at an annual meeting of stockholders or a properly called special meeting of the holders of the Depositary Shares and such voting preferred stock and at each subsequent annual meeting of stockholders until such Dividend Penalty Event or Delisting Event, as applicable, has been cured. Whenever such Dividend Penalty Event or Delisting Event has been cured and no other Dividend Penalty Event or Delisting Event is continuing, the right of the holders of the Depositary Shares and the voting preferred stock to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting our board of directors will be reduced accordingly. However, the right of the holders of the Depositary Shares and the voting preferred stock to elect two additional directors will again vest if and whenever another Dividend Penalty Event or Delisting Event occurs.

     The approval of two-thirds of the votes entitled to be cast by the holders of the Depositary Shares representing the outstanding Series A Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required in order:

(i)	to amend, alter or repeal any provisions of our third amended and restated certificate of incorporation or the share designation relating to the Series A Preferred Stock, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, preferences, privileges or voting powers of the holders of the Series A Preferred Stock, or

(ii)	to authorize, create or increase the authorized amount of, any class or series of beneficial interest having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up.

     For purposes of the foregoing voting requirements, neither of the following shall be deemed to materially and adversely affect the rights, preferences or voting powers of the Depositary Shares:

  the amendment of provisions of the charter so as to authorize or create or to increase the authorized amount of, any junior shares or any parity shares; nor any filing with the Delaware Secretary of State by us, including in connection with a merger, consolidation or otherwise, in which (1) we are the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders of the Depositary Shares; (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Depositary Shares for other preferred equity or shares having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the Series A Preferred Stock); or (3) upon effectiveness of such merger, consolidation or other transaction giving rise to the filing (and if such effectiveness occurs before December 13, 2018, a Change of Control shall have occurred on or prior to such effectiveness), the holders of the Depositary Shares will be entitled to receive in exchange for their Depositary Shares, without further action by such holder, cash consideration equal to the redemption price described under “—Optional Redemption” above, including all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of such effectiveness and funds sufficient to pay the redemption price for all shares of the Series A Preferred Stock represented by such Depositary Shares will be set aside for payment.

     The above voting provisions will not apply with respect to the Depositary Shares if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of the Series A Preferred Stock either are subject to (1) a notice of redemption pursuant to the provisions described under “—Optional Redemption” or “—Change of Control Redemption” above and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends, for all of such shares of the Series A Preferred Stock called for redemption have been set aside for payment or (2) a Change of Control Conversion Right which has been properly exercised and not withdrawn.

     When the Series A Preferred Stock is entitled to vote, such shares are entitled to one vote per share. Because each Depositary Share represents a 1/1000th interest in a share of the Series A Preferred Stock, holders of the Depositary Shares will be entitled to 1/1000th of a vote per Depositary Share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of our preferred stock (as described in this prospectus supplement or as may be required by law), each share of the Series A Preferred Stock shall be entitled to one vote per $25,000.00 of stated liquidation preference. Accordingly, in those situations where the Series A Preferred Stock votes with any other series of our preferred stock and assuming a stated liquidation preference of the Series A Preferred Stock of $25,000.00, then each share of the Series A Preferred Stock would be entitled to 1 vote (1/1000th of a vote per Depositary Share).

     However, we may create additional series or classes of parity shares and junior shares, increase the authorized number of parity shares (including the Series A Preferred Stock) and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of the Series A Preferred Stock or the Depositary Shares.

Liquidation Preference

     Upon our voluntary or involuntary liquidation, dissolution or winding-up, you, as a holder of the Depositary Shares, will be entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities and subject to the preferential rights of the holders of any future series of preferred stock ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding-up (the establishment of which series of preferred stock shall be subject to the provisions under “—Voting Rights” above)) a liquidation preference of $25,000.00 per preferred share ($25.00 per Depositary Share) in cash (or property having a fair market value as determined by our board of directors valued at $25,000.00 per preferred share ($25.00 per Depositary Share)) plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock ranking junior to the Series A Preferred Stock as to liquidation rights.

     If upon our voluntary or involuntary liquidation, dissolution or winding-up, our available assets are insufficient to make full payment to holders of the Depositary Shares and any other shares of our preferred stock ranking on parity with the Series A Preferred Stock as to liquidation rights, then holders of the Depositary Shares and holders of shares of such preferred stock ranking on parity with the Series A Preferred Stock as to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Written notice of any such liquidation, dissolution or winding-up, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, will be given to you by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, at your address as it appears on our stock transfer records (or, in the case of the Series A Preferred Stock held in global form, in accordance with applicable procedures of DTC).

     After payment of the full amount of the liquidating dividends to which you are entitled on your Depositary Shares, you will not have any right or claim to any of our remaining assets with respect to such Depositary Shares or the Series A Preferred Stock.

     Our consolidation or merger with or into another entity, the merger of another entity with or into us, or the sale, lease or conveyance of all or substantially all of our property or business will, in each case, not be deemed to constitute a liquidation, dissolution or winding-up of our affairs for purposes of the liquidation rights of the Series A Preferred Stock.

Information Rights

     During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Depositary Shares are outstanding, we will (1) transmit by mail or otherwise provide (or by other permissible means under the Exchange Act) to all holders of the Series A Preferred Stock and holders of the Depositary Shares as their names and addresses appear in our record books (or otherwise in accordance with the applicable procedures of DTC) and, without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits, including certifications, that would have been required) and (2) promptly, upon request, provide copies of such reports to any prospective holder of the Series A Preferred Stock or the Depositary Shares. In such case, we will mail (or otherwise provide) the information to the holders of the Series A Preferred Stock or the Depositary Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.

Transfer Agent, Registrar, Paying Agent and Depositary Agent

     Computershare Trust Company, N.A. will be the transfer agent, registrar and paying agent for the Series A Preferred Stock and depositary agent for the Depositary Shares.

DESCRIPTION OF THE DEPOSITARY SHARES

     In this prospectus supplement, references to “holders” of the Depositary Shares mean those who own the Depositary Shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in the Depositary Shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in “Book-Entry, Delivery and Form.”

     This prospectus supplement summarizes specific terms and provisions of the Depositary Shares relating to the Series A Preferred Stock. As described under “Description of the Series A Preferred Stock,” we are issuing fractional interests in shares of preferred stock in the form of the Depositary Shares. Each Depositary Share will represent a 1/1000th ownership interest in a share of the Series A Preferred Stock and will be evidenced by a depositary receipt. The shares of the Series A Preferred Stock represented by the Depositary Shares will be deposited under a deposit agreement among us, Computershare Trust Company, N.A., as depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Subject to the terms of the deposit agreement, each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Series A Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). The termination of the deposit agreement or any amendment to the deposit agreement that materially and adversely alters the rights of the holders of the Depositary Shares will not be effective unless such termination or amendment has been approved by the holders of at least a two-thirds majority of the Depositary Shares then outstanding.

     Immediately following the issuance of the Series A Preferred Stock, we will deposit the Series A Preferred Stock with the depositary, which will then issue depositary receipts evidencing the Depositary Shares to the initial holders thereof. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in “Where You Can Find More Information.”

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the Series A Preferred Stock underlying the Depositary Shares to the record holders of the Depositary Shares in proportion to the numbers of the Depositary Shares owned by those holders on the relevant record date. The relevant record date for the Depositary Shares will be the same date as the record date for the Series A Preferred Stock.

     If there is a distribution other than in cash, rights, preferences or privileges, the depositary will distribute property received by it to the record holders of the Depositary Shares, unless the depositary determines, in consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property (at a public or private sale) in a commercially reasonable manner and distributing the net proceeds from the sale to the holders.

     The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Conversion Rights of the Depositary Shares

     As described above under “Description of the Series A Preferred Stock—Conversion Rights,” the Series A Preferred Stock will be subject to the Change of Control Conversion Right. The Depositary Shares may be converted into shares of our common stock through the depositary upon the same terms and conditions as the Series A Preferred Stock.

     If a holder’s interest is a beneficial interest in a global depositary receipt evidencing the Depositary Shares, the holder must comply with the depositary’s and DTC’s procedures for converting a beneficial interest in a global security. If a holder’s interest is in certificated form, the record holder of the Depositary Shares must deliver depositary receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to us or in blank to the depositary or its agent. Each such conversion of the Depositary Shares will be deemed to have been effected on the trading day that the notice of conversion is received during regular business hours by the depositary; provided that, if applicable, the depositary receipts being surrendered are received by the depositary within two trading days after the depositary’s receipt of the notice of conversion. In all other cases, the conversion date will be the first trading day on which the foregoing requirements shall have been satisfied.

Redemption of the Depositary Shares

     If we redeem the Series A Preferred Stock (i) on or after December 13, 2018, in whole at any time or from time to time in part, or (ii) due to the occurrence of a Change of Control, as described in “Description of the Series A Preferred Stock—Change of Control Redemption,” we will cause the redemption of the corresponding Depositary Shares. The redemption price per Depositary Share will be 1/1000th of the redemption price per share payable with respect to the Series A Preferred Stock. On or prior to the redemption date, we will pay or cause to be paid in full to the depositary the redemption price of the deposited shares of the Series A Preferred Stock to be redeemed, and the depositary shall redeem the number of the Depositary Shares representing such shares of the Series A Preferred Stock.

     If less than all of the outstanding Depositary Shares are to be redeemed, the depositary will select by lot or pro rata (as nearly as may be), those Depositary Shares to be redeemed. The depositary will mail notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related Depositary Shares.

Voting the Series A Preferred Stock

     Because each Depositary Share represents a 1/1000th interest in a share of the Series A Preferred Stock, holders of depositary receipts will be entitled to a 1/1000th of a vote per Depositary Share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to vote. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of our preferred stock (as described in this prospectus supplement or as may be required by law), each share of the Series A Preferred Stock shall be entitled to one vote per $25,000.00 of stated liquidation preference. Accordingly, in those situations where the Series A Preferred Stock votes with any other series of our preferred stock and assuming a stated liquidation preference of the Series A Preferred Stock of $25,000.00, then each share of the Series A Preferred Stock would be entitled to 1 vote (1/1000th of a vote per Depositary Share).

     When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the Series A Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that may be deemed necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares of that series held by it proportionately with instructions received.

Form of the Series A Preferred Stock and the Depositary Shares

     The Depositary Shares shall be issued in book-entry form through DTC and its participants, as described in “Book-Entry, Delivery and Form.” The Series A Preferred Stock will be issued in registered form to the depositary as described in “Description of the Series A Preferred Stock.”

Listing

     We intend to file an application to list the Depositary Shares on the NYSE under the symbol “GGS.Pr.A”. If the application is approved, we expect trading of the Depositary Shares on the NYSE to begin within 30 days after the Depositary Shares are first issued.

BOOK-ENTRY, DELIVERY AND FORM

     DTC will act as securities depositary for all of the Depositary Shares. We will issue the Depositary Shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the Depositary Shares representing, in the aggregate, the total number of the Depositary Shares to be sold in this offering.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of the Depositary Shares within the DTC system must be made by or through direct participants, who will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each actual purchaser of each Depositary Share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the Depositary Shares. Transfers of ownership interests in the Depositary Shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Depositary Shares, unless the book-entry system for the Depositary Shares is discontinued.

     DTC has no knowledge of the actual beneficial owners of the Depositary Shares. DTC’s records reflect only the identity of the direct participants to whose accounts the Depositary Shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as are in effect from time to time, will be governed by arrangements among them.

     Although voting of the Depositary Shares is limited to the holders of record of the Depositary Shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote the Depositary Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the Depositary Shares are credited on the record date (identified in a listing attached to the omnibus proxy).

     We will make distribution payments on the Depositary Shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

     DTC may discontinue providing its services as securities depositary on any of the Depositary Shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final Depositary Shares certificates must be printed and delivered. We may at our option, subject to the procedures of DTC, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of the Depositary Shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the Depositary Shares will be printed and delivered.

     We have obtained the information in this section from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

     “Beneficial owner” refers to the ownership interest of each actual purchaser of each Depositary Share.

     “Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of the Depositary Shares within the DTC system must be made by or through direct participants who will receive a credit for the Depositary Shares on DTC’s records.

     “Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

     The following discussion summarizes the material U.S. federal income tax considerations relevant to the ownership, disposition and conversion of the Series A Preferred Stock and any common stock received with respect to such Series A Preferred Stock. When we refer to Series A Preferred Stock in this section, we mean both the Series A Preferred Stock and the Depositary Shares representing shares of such Series A Preferred Stock.

     This summary is limited to “U.S. holders” (as defined below) who will hold our Series A Preferred Stock, and any common stock received in respect thereof, as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and judicial and administrative authority, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to differing interpretations.

     This summary does not address all aspects of U.S. federal income taxes (such as the alternative minimum tax) and does not describe any tax considerations arising under any estate tax laws or under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this summary does not describe all U.S. federal income tax considerations that may be relevant to a holder in light of its personal circumstances or the U.S. federal income tax considerations applicable to certain categories of investors that may be subject to special rules under U.S. federal income tax laws, such as:

  banks, insurance companies or other financial institutions;

  a corporation that accumulates earnings to avoid U.S. federal income tax;

  tax-exempt or governmental organizations;

  pension or other employee benefit plans;

  brokers or dealers in securities;

  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  persons subject to the alternative minimum tax;

  persons that have a functional currency other than the U.S. dollar;

  S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  persons that hold or are deemed to sell our Series A Preferred Stock or common stock received in respect thereof as a result of a constructive sale;

  real estate investment trusts or regulated investment companies; or

  persons that hold our Series A Preferred Stock or common stock received in respect thereof as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

     If an entity treated as a partnership for U.S. federal income tax purposes holds Series A Preferred Stock or common stock received in respect thereof, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring our Series A Preferred Stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of such stock and any common stock received in respect thereof.

     IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES A PREFERRED STOCK AND ANY COMMON STOCK RECEIVED IN RESPECT THEREOF IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY TAX TREATY. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES A PREFERRED STOCK OR IN ANY COMMON STOCK RECEIVED IN RESPECT THEREOF IN YOUR PARTICULAR CIRCUMSTANCES.

     Definition of a U.S. Holder

     You are a U.S. holder for purposes of this discussion if you are a beneficial owner of our Series A Preferred Stock or common stock received in respect thereof and you are, for U.S. federal income tax purposes:

  an individual citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

     Distributions and Dividends

     Distributions with respect to our Series A Preferred Stock and distributions with respect to our common stock generally will be characterized as dividend income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions with respect to our Series A Preferred Stock and distributions with respect to our common stock in excess of our earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series A Preferred Stock or common stock, as the case may be, and will reduce (but not below zero) such basis. A distribution in excess of our earnings and profits and the U.S. holder’s tax basis in such Series A Preferred Stock or common stock, as the case may be, will be treated as capital gain realized on the sale or exchange of the shares.

     Distributions that are treated as dividends generally will be taxable as ordinary income to U.S. holders but (i) are expected to be treated as “qualified dividend income” that is currently subject to reduced rates of U.S. federal income taxation for non-corporate U.S. holders and (ii) may be eligible for the dividends-received deduction available to corporate U.S. holders, in each case provided that certain holding period requirements are met. We do not believe we currently have accumulated earnings and profits. Additionally, we do not expect to have any current earnings and profits in 2013 and we may not have sufficient current earnings and profits during future tax years for any distributions on our Series A Preferred Stock or common stock to qualify as dividends for U.S. federal income tax purposes.

     Qualified dividend income is currently taxable to non-corporate U.S. holders at a maximum U.S. federal income tax rate of 20%. The reduced maximum tax rate on dividends will not apply to dividends received to the extent that the U.S. holder elects to treat such dividends as “investment income,” which may be offset by investment expense. Also, if a dividend received by a non-corporate U.S. holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such non-corporate U.S. holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock. Non-corporate U.S. holders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

     Certain limitations apply to the availability of the dividends-received deduction for corporate holders, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the shares on which the dividend is paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its shares. If a distribution on our Series A Preferred Stock or common stock fails to qualify as a dividend, U.S. corporate holders would be unable to use the dividends-received deduction.

     Corporate U.S. holders of Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. Furthermore, if a corporate stockholder receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the stockholder in certain instances must reduce its basis (but not below zero) in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid.

     Each corporate U.S. holder of our Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends-received deduction and the application of Sections 246A and 1059 of the Code to any dividends it receives.

     Increase in Liquidation Preference

     If we fail to declare and pay a monthly dividend on the shares of our Series A Preferred Stock, the liquidation preference of such shares will increase by the amount of the unpaid dividend. We intend to take the position that the amount of unpaid dividends (if any) that increase the liquidation preference will not be treated as a distribution for U.S. federal income tax purposes until such amounts are paid in cash or common stock either upon a voluntary or involuntary liquidation, winding-up or dissolution, or upon conversion of our Series A Preferred Stock into our common stock. It is possible that the IRS may take a different position, in which case unpaid dividends may be treated as distributions for U.S. federal income tax purposes at the time the liquidation preference is increased, generally, with the consequences described above under “Distributions and Dividends.” U.S. holders are urged to consult their own independent tax advisors regarding the tax consequences (including with respect to the U.S. holder’s holding period and adjusted tax basis in our Series A Preferred Stock) if the accumulated unpaid dividends are treated as distributions for U.S. federal income tax purposes at the time such dividends increase the liquidation preference of our Series A Preferred Stock.

     Constructive Distributions

     Because we may call for the redemption of the Series A Preferred Stock under certain circumstances, the holder of the Series A Preferred Stock may be treated under Section 305(c) of the Code as receiving periodically a constructive distribution on the Series A Preferred Stock, if the Series A Preferred Stock is issued at a price less than the redemption price. Under applicable Treasury regulations, such constructive distribution treatment would be required if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to our right to redeem the Series A Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under Sections 1272 of the Code and the Treasury regulations under Sections 1271 through 1275 of the Code. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We intend to take the position that redemption pursuant to our right to call for the redemption of the Series A Preferred Stock is not more likely than not to occur under the foregoing test. U.S. holders are urged to consult their own independent tax advisors regarding the tax consequences if constructive distributions are required under Section 305(c) of the Code.

     Conversion into Common Stock

     As discussed above, to the extent we have not provided irrevocable notice of our election to redeem the Series A Preferred Stock, upon the occurrence of a Change of Control, each holder of our Series A Preferred Stock will have the right to direct the depositary to cause to be converted the Series A Preferred Stock held by the depositary on behalf of such holder on the Change of Control Conversion Date into a number of shares of our common stock. Please see “Description of the Series A Preferred Stock—Conversion Rights.”

     Except as discussed below, a U.S. holder generally will not recognize gain or loss upon the conversion of our Series A Preferred Stock, except to the extent of any cash or common stock received that is attributable to accumulated and unpaid dividends, which will be treated as described above under “—Distributions and Dividends.” The adjusted tax basis of common stock received on conversion, other than shares of common stock attributable to accumulated but unpaid dividends, generally will equal the adjusted tax basis of our Series A Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash), and the holding period of such common stock received on conversion generally will include the period during which the U.S. holder held its converted Series A Preferred Stock prior to conversion. A U.S. holder’s adjusted tax basis in any shares of common stock received that is attributable to accumulated but unpaid dividends will equal the fair market value of such common stock on the conversion date, and a U.S. holder’s holding period for such shares shall begin on the day after receipt thereof.

     Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received in lieu of the fractional common share and the adjusted tax basis allocable to the fractional common share deemed exchanged.

     Sale or Other Disposition, Including Redemptions

     A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption (except as discussed below) or other disposition of our Series A Preferred Stock or our common stock equal to the difference between the amount realized upon the disposition (not including any redemption proceeds attributable to any declared and accrued but unpaid dividends, which will be taxable as described above under “Distributions and Dividends”) and the U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum tax rate of 20%. The deductibility of net capital losses is subject to limitations. Each holder should consult its own tax advisor to determine the deductibility of net capital losses, if any.

     A payment made in redemption of Series A Preferred Stock may be treated for U.S. federal income tax purposes as a distribution, rather than as payment pursuant to a sale or exchange of our Series A Preferred Stock, unless the redemption:

  is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

  is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

  results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or

  is a redemption of stock held by a non-corporate U.S. holder which results in a “partial liquidation” of the Company under Section 302(b)(4) of the Code.

     In determining whether any of the tests described above has been met, a U.S. holder must take into account not only shares of our Series A Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

     A redemption will be treated as “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of the stockholder’s proportionate interest in the corporation. Whether the redemption will be “not essentially equivalent to a dividend” will depend upon the U.S. holder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest that represents a small fraction of 1 per cent) and who exercises no control over corporate affairs should constitute a “meaningful reduction.”

     Each U.S. holder of our Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of our Series A Preferred Stock will be treated for U.S. federal income tax purposes as a distribution or as payment in exchange for such Series A Preferred Stock. If the redemption payment is treated as a distribution, the rules discussed above in “Distributions and Dividends” will apply, and U.S. holders should consult their tax advisors regarding the consequences of the redemption, including consequences if we have no current and accumulated earnings and profits and effects on the adjusted tax basis in the U.S. holder’s remaining Series A Preferred Stock.

     Information Reporting and Backup Withholding

     Information returns generally will be filed with the IRS pertaining to dividends we pay with respect to our Series A Preferred Stock or our common stock and the proceeds received from the disposition of our Series A Preferred Stock or our common stock. Certain U.S. holders may be subject to backup withholding on the payment of dividends with respect to our Series A Preferred Stock or our common stock and to certain payments of proceeds on the sale, exchange, redemption or other disposition of our Series A Preferred Stock or our common stock unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own independent tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

     3.8% Medicare Tax on Unearned Income

     Section 1411 of the Code imposes a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes dividends received and gain recognized with respect to our Series A Preferred Stock or our common stock. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder’s net investment income or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. U.S. holders are urged to consult their own tax advisors regarding the implications of this additional Medicare tax to their particular circumstances.

     Payments to Foreign Financial Institutions and Certain Other Foreign Entities

     The Hiring Incentives to Restore Employment Act, which contains provisions originally proposed in the Foreign Account Tax Compliance Act (“FATCA”), was enacted on March 18, 2010, and will impose a 30% U.S. withholding tax on “withholdable payments” made to a foreign entity, which include payments of U.S. source dividends and the gross proceeds from a disposition of property (such as the Series A Preferred Stock) that can produce U.S. source dividends unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under recent guidance from the IRS, withholding under FATCA will only apply to payments of dividends on the shares made after June 30, 2014 and, under recently issued Treasury Regulations, withholding will only apply to payments of gross proceeds from a sale or other disposition of the shares made after December 31, 2016.

     Prospective investors should consult their own tax advisors regarding the possible impact of the FATCA rules on their investment in the shares, and the entities through which they hold the shares, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

     INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ESTATE, STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement between us and MLV & Co. LLC, on its own behalf and as the representative of the other underwriters named therein, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to an aggregate of 347,827 shares of the Depositary Shares, on a best efforts basis.

     The underwriting agreement provides that the obligation of the underwriters to offer and sell the Depositary Shares, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (i) approval of the Depositary Shares for listing on the NYSE, (ii) delivery of legal opinions, and (iii) delivery of various auditor comfort letters. None of the underwriters are under an obligation to purchase any Depositary Shares for its own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority.

     The underwriters propose to offer the Depositary Shares to investors at the public offering price set forth on the cover of this prospectus supplement. There is no arrangement for funds to be received in escrow, trust or similar arrangement. In connection with the offer and sale of the Depositary Shares by the underwriter, we will pay the underwriter an amount equal to 7.0% of the gross proceeds received by us in connection with the sale of the shares of the Depositary Shares, which will be deemed underwriting commissions.

     The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Public Offering Price	$23.00	$8,000,021
Underwriting Commissions	$1.61	$560,001
Proceeds, Before Expenses, to Us	$21.39	$7,440,020

     We have agreed to pay the underwriters’ reasonable out-of-pocket expenses (including fees and expense of underwriter’s counsel) incurred by the underwriters in connection with this offering up to $125,000.00. In addition, we estimate that our share of the total expenses of this offering, excluding underwriting commissions but including our reimbursement obligation of the underwriters’ reasonable out-of-pocket expenses described above, will be approximately $350,000.

     There is currently no market for the Depositary Shares. We intend to file an application to list the Depositary Shares on the NYSE under the symbol “GGS.Pr.A.” If that application is approved, trading of the Series A Preferred Stock on the NYSE is expected to begin within 30 days after the date of initial delivery of the Depositary Shares.

     We have agreed to indemnify the underwriters and selected dealers against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

     Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet website maintained by the underwriters and may be made available on websites maintained by other dealers. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any dealer is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

Foreign Regulatory Restrictions on Purchase of Shares

     We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus supplement outside the United States except in accordance with the laws of each such jurisdiction. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to this offering of the Depositary Shares and the distribution of the prospectus supplement outside the United States.

LEGAL MATTERS

     Certain legal matters relating to the Depositary Shares and the shares of the Series A Preferred Stock being offered herein will be passed upon for us by Baker Botts L.L.P., Houston, Texas. The underwriters are being represented by LeClairRyan, A Professional Corporation, New York, New York.

EXPERTS

     The consolidated financial statements of Global Geophysical Services, Inc. incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012 relating to such consolidated financial statements, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their reports thereon and included therein. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance upon the reports of UHY LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Prospectus

Global Geophysical Services, Inc.

$300,000,000

Preferred Stock
Common Stock
Depositary Shares
Warrants
_______________

     We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.

     This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

     The securities may be offered and sold on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.

     You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference in this prospectus, before you invest in any of our securities.

     Our common stock is quoted on the New York Stock Exchange under the symbol “GGS.”

     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC AND OTHER REPORTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED IN “RISK FACTORS” ON PAGE 2. YOU SHOULD CAREFULLY CONSIDER THOSE RISK FACTORS BEFORE INVESTING.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
OUR COMPANY	2
RISK FACTORS	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	4
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED DIVIDENDS	4
DESCRIPTION OF CAPITAL STOCK	5
DESCRIPTION OF DEPOSITARY SHARES	9
DESCRIPTION OF WARRANTS	11
PLAN OF DISTRIBUTION	12
WHERE YOU CAN FIND MORE INFORMATION	15
INFORMATION INCORPORATED BY REFERENCE	15
LEGAL MATTERS	16
EXPERTS	16

i

ABOUT THIS PROSPECTUS

     This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. Under this registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with an aggregate offering price of up to $300,000,000. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we offer securities, we will provide a supplement to this prospectus that will contain specific information about the terms of the offering and the offered securities. That prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

     You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

     The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

     When used in this prospectus or in any supplement to this prospectus, the terms “Global,” the “Company,” “we,” “our” and “us” refer to Global Geophysical Services, Inc. and its subsidiaries, unless otherwise indicated or the context otherwise requires.

OUR COMPANY

     We provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir GradeSM (“RG3D”) seismic solutions. Our seismic data solutions consist primarily of seismic data acquisition, microseismic monitoring, processing and interpretation services. Through these services, we deliver data that enables the creation of high resolution images of the earth’s subsurface and reveals complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients. In addition, we own and market a seismic data library and license this data to clients on a non-exclusive basis.

     Our seismic solutions are used by many of the world’s largest and most technically advanced oil and gas exploration and production companies, including national oil companies, major integrated oil companies, and large independent oil and gas companies. We provide land seismic data acquisition services on a worldwide basis, including some of its most challenging environments such as marshes, forests, jungles, arctic climates, mountains and deserts. We also have significant operational experience in most of the major U.S. shale plays, including Eagle Ford, Bakken, the Haynesville, Utica, Fayetteville and Woodford, where we believe our high resolution RG3D seismic solutions are particularly well-suited. As of December 31, 2012, we owned approximately 138,000 recording channels which were primarily comprised of our new AUTOSEIS® High Definition Recorder systems. Our recording channels and systems are interoperable which provides operational scalability and efficiency. This operational scalability and efficiency enables us to execute on large and technologically complex projects.

     We are a Delaware corporation with our principal executive office located at 13927 South Gessner Road, Missouri City, Texas 77489. Our telephone number at that address is (713) 972-9200. We maintain a website on the Internet at www.globalgeophysical.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

     An investment in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference into this prospectus and any applicable prospectus supplement. The risks so described are not the only risks facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. Furthermore, the trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus, or filings with the SEC and our public releases contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “should,” “anticipate,” “project,” “intend,” “estimate,” “expect,” “believe,” “predict,” “budget,” “projection,” “objective,” “goal,” “plan,” “forecast,” “target” or similar expressions intended to identify forward-looking statements.

     All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and involve risks and uncertainties. Important factors could cause actual results to differ materially from our expectations, including such things as:

  market developments affecting, and other changes in, the demand for seismic data and related services;

  the political and economic climate in the foreign or domestic jurisdictions in which we conduct business;

  the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

  a decline in capital expenditures by oil and gas exploration and production companies;

  our future capital requirements and availability of financing on satisfactory terms;

  governmental regulation;

  the timing and extent of changes in the price of oil and gas;

  our ability to convert backlog into revenues;

  the effects of weather or other delays on our operations;

  technological obsolescence of our seismic data acquisition equipment;

  availability or increases in the price of seismic equipment;

  availability of crew personnel and technical personnel;

  competition;

  cost and other effects of legal proceedings, settlements, investigations and claims, including liabilities which may not be covered by indemnity or insurance; and

  the risk factors discussed under the heading “Risk Factors” in this prospectus and any prospectus supplement and those discussed in the documents we have incorporated by reference.

     Consequently, all of the forward-looking statements made in this prospectus, and the documents incorporated by reference in this prospectus, are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if realized, that they will have the expected consequences to or effects on us, our business, operations or prospects. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

USE OF PROCEEDS

     Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, capital expenditures, working capital or a combination of such uses.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The following table sets forth our ratios of earnings to combined fixed charges and preferred dividends for the periods indicated.

	Nine Months	Year Ended December 31,
	Ended
	September 30, 2013	2012	2011	2010	2009	2008
Ratio of earnings to combined fixed
charges and preferred dividends(1)(2)	--	1.15	1.52	--	1.03	--

(1) No preferred dividends were paid for the periods shown.
(2) Earnings were inadequate to cover fixed charges by $59.19 million for the nine months ended September 30, 2013, and by $38.96 million and $2.02 million in the years ended December 31, 2010 and 2008, respectively.

DESCRIPTION OF CAPITAL STOCK

General

     Our third amended and restated certificate of incorporation provides that our authorized capital stock of 105,000,000 shares consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 4, 2013, 38,117,059 shares of our common stock were issued and outstanding and no shares of our preferred stock were outstanding.

     In this prospectus, we refer to our third amended and restated certificate of incorporation and our amended and restated by-laws as our “certificate of incorporation” and our “bylaws”, respectively.

     The following summary describes the terms of our securities that we consider to be material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of our certificate of incorporation and our bylaws, each of which is incorporated by reference in this prospectus. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law.

Common Stock

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

     Shares of preferred stock may be issued from time to time in one or more series as our board of directors may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations of our certificate of incorporation and the General Corporation Law of the State of Delaware, or DGCL, the board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of preferred stock.

     The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and therefore, reduce the value of the common stock. The ability of the board of directors to issue preferred stock could discourage, delay, or prevent a takeover of us.

Corporate Opportunities

     Our certificate of incorporation provides that our stockholders that are affiliates of Kelso & Company, L.P. (“Kelso”) have no obligation to offer us an opportunity to participate in business opportunities presented to Kelso or its officers, directors, agents, members, partners and affiliates even if the opportunity is one that we might reasonably have pursued, and that neither Kelso nor its officers, directors, agents, members, partners or affiliates are liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our Company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our Company. Stockholders are deemed to have notice of and consented to this provision of our certificate of incorporation. The foregoing provisions were approved by a vote of holders of a majority of each class of our stock outstanding at our annual meeting held in December 2009. At that meeting, the requisite stockholders approved the adoption of the certificate of incorporation, which included these provisions. This provision was included at the request of our largest stockholder, Kelso, and is intended to provide protection for its nominees from conflict of interest claims.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

     A number of provisions in our certificate of incorporation and bylaws may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but that individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

  enhance the likelihood of continuity and stability in the composition of our board of directors;

  discourage some types of transactions that may involve an actual or threatened change in control of us;

  discourage certain tactics that may be used in proxy fights;

  ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

  encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

     Common Stock. As of November 4, 2013, we have 38,117,059 shares of our authorized common stock outstanding. The remaining shares of authorized and unissued common stock will be available for future issuance. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

     Preferred Stock. Our certificate of incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series, to establish the number of shares to be included in any such series and to fix the voting powers, preferences, limitations and relative, participating, optional or other special rights of the shares constituting any such series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or issue shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of and the voting and other rights of the holders of common stock.

Board of Directors; Vacancies and Removal of Directors

     Our certificate of incorporation provides that our directors serve staggered three-year terms. Our bylaws provide that directors may be removed only for cause at a meeting of stockholders upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the election of the director. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our bylaws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors (but may not be less than three directors).

     These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Director Nominations and Stockholder Proposals; Action by Written Consent

     Our bylaws require advance notice for director nominations and stockholder proposals. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Under our bylaws, stockholders are deemed to have complied with this notice requirement if they have provided notice in compliance with Exchange Act Rule 14a-8(e). Also, special meetings of the stockholders may only be called by our president or board of directors or upon a request by holders of at least 30% in voting power of all the outstanding shares entitled to vote at that meeting. Our certificate of incorporation and bylaws prohibit stockholders from taking action by written consent in lieu of an annual or special meeting.

     These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Delaware Anti-Takeover Law

     Section 203 of the DGCL is an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for a period of three years after the date of the transaction in which such person became an interested stockholder, unless:

  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or

  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     A “business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the stockholder.

     The Company has specifically opted out of the provisions of Section 203.

Limitation of Liability of Directors; Indemnification of Directors

     Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain limited circumstances set forth in our certificate of incorporation. To the extent that this limitation on or exemption from liability is not permitted by the DGCL and any amendments to that law, such limitation on or exemption from liability shall be limited to the fullest extent permitted by the DGCL.

     The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

     Our certificate of incorporation provides that we are required to indemnify our directors and officers to the fullest extent permitted by law. Our bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

     We have entered into an indemnification agreement with each of our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Transfer Agent

     The transfer agent for our common stock is Computershare Investor Services.

DESCRIPTION OF DEPOSITARY SHARES

General

     We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

     We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

     If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

     If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

     Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

     The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

     Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

     The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF WARRANTS

     We may issue warrants entitling the holder to purchase our preferred stock, depositary shares or common stock as described in the prospectus supplement relating to the issuance of the warrants. Warrants may be issued independently or together with other of our securities and may be attached to or separate from other securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company that acts as warrant agent. The warrant agent will act solely as our agent in connection with warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

     We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.

     The prospectus supplement will describe the terms of any warrants offered, including the following:

  the amount of warrants to be registered and the purchase price and manner of payment to acquire the warrants;

  a description, including amount, of the preferred stock, depositary shares or common stock that may be purchased upon exercise;

  the exercise price that must be paid to purchase the securities upon exercise of a warrant and any provisions for changes or adjustments in the exercise price;

  any date on which the warrants and the related preferred stock, depositary shares or common stock will be separately transferable;

  the dates on which the right to exercise the warrants shall commence and expire;

  a discussion of certain U.S. federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

  any other material terms of the warrants.

     Holders of warrants will not have any of the rights of holders of our preferred stock, depositary shares or common stock that may be purchased upon exercise until they exercise the warrants and receive the underlying securities. These rights include the right to receive payments of dividends on the preferred stock, depositary shares or common stock that may be purchased upon exercise or to exercise any voting right.

Exercise of Warrants

     After the close of business on the expiration date described in the relevant prospectus supplement, warrants will expire and the holders will no longer have the right to exercise the warrants and receive the underlying securities. Warrants may be exercised by delivering a properly completed certificate in the form attached to the warrants and payment of the exercise price as provided in the relevant prospectus supplement. We will issue and deliver our preferred stock, depositary shares or common stock as soon as possible following receipt of the certificate and payment described above. If less than all of the warrants represented by a certificate are exercised, we will issue a new certificate for the remaining warrants. The foregoing terms of exercise may be modified by us in a prospectus supplement.

PLAN OF DISTRIBUTION

General

     We may sell the securities offered through this prospectus in any one or more of the following ways:

  through underwriters or dealers;

  through agents;

  directly to purchasers;

  in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;

  transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

  through a combination of any of these methods of sale.

     In addition, we may sell some or all of the securities included in this prospectus through:

  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  privately negotiated transactions.

     In addition, we may enter into option or other types of transactions that require us or them to deliver securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use securities received from us to close out its short positions;

  sell securities short and redeliver such securities to close out our short positions;

  enter into option or other types of transactions that require us to deliver securities to a broker-dealer or an affiliate thereof, who will then resell or transfer the securities under this prospectus; or

  loan or pledge the securities to a broker-dealer or an affiliate thereof, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus.

     The securities described in this prospectus may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. Any of the prices may represent a discount from the prevailing market prices.

     At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number or amount of securities being offered; the purchase price or initial public offering price of the securities; the names of any underwriters, dealers or agents; the net proceeds to us from the sale of the securities; any delayed delivery arrangements; any underwriting discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any commissions paid to agents.

Market Making and Stabilization

     Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market, other than shares of our common stock, which are listed on the New York Stock Exchange. We may elect to list any series of offered securities on an exchange and any such listing with respect to these other securities will be described in the applicable prospectus supplement. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities.

     If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market.

Underwriters and Agents

     If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time-to-time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time-to-time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     We may also sell the securities through agents designated from time-to-time. In the relevant prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Dealers

     If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales

     Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

Institutional Purchasers

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Subscription Offerings

     We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Underwriting Compensation

     We will bear costs relating to all of the securities being registered under this registration statement of which this prospectus forms a part.

     Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

     Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer must be considered fair and reasonable, as determined by FINRA based on specific factors set forth in the FINRA rules. If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or its affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

Indemnification; Other Relationships

     We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules and that is not incorporated in this prospectus:

  Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 5, 2013.

  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2013, as filed with the SEC on May 3, 2013; for the quarterly period ended June 30, 2013, as filed with the SEC on August 13, 2013; and for the quarterly period ended September 30, 2013, as filed with the SEC on November 12, 2013.

  Current Reports on Form 8-K filed by us with the SEC on January 25, 2013, January 31, 2013, February 6, 2013, February 15, 2013, February 25, 2013, April 22, 2013, April 25, 2013, May 20, 2013, May 31, 2013, June 20, 2013, July 22, 2013, August 8, 2013, September 4, 2013, October 2, 2013, October 31, 2013 and November 13, 2013.

  The description of our common stock is contained in the Registration Statement on Form S-1/A (File No. 333-162540) filed with the SEC on April 21, 2010, including any future amendment or report for the purpose of updating such description.

     In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished but not filed) after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are terminated, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

     You may get copies of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by contacting us at the address and phone number indicated below or by contacting the SEC as described above in “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the internet at:

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489
(713) 808-7321
Attn: Investor Relations
ir@globalgeophysical.com
Internet Website: www.globalgeophysical.com

     The contents of our website are not, however, a part of this prospectus.

LEGAL MATTERS

     Certain legal matters in connection with the securities to be offered hereby will be passed upon by our legal counsel, Baker Botts L.L.P. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

     The consolidated financial statements of Global Geophysical Services, Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012 relating to such consolidated financial statements, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their reports thereon and included therein. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance upon the reports of UHY LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

347,827 Depositary Shares

Global Geophysical Services, Inc.
Each Representing a 1/1000th Interest in a Share of
11.5% Series A Cumulative Preferred Stock

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PRELIMINARY PROSPECTUS SUPPLEMENT
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Joint Book-Running Managers

MLV & Co.	National Securities Corporation

December 6, 2013